Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845 4251

FOR IMMEDIATE RELEASE:

Endocyte Reports First Quarter 2011 Financial Results

Company Also Announces Initiation of Phase 3 PROCEED Trial in Platinum-Resistant Ovarian Cancer

WEST LAFAYETTE, IN, May 5, 2011 – Endocyte, Inc. (NASDAQ: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, today reported financial results for the first quarter ended March 31, 2011, and provided an operational update.

“We are pleased that in the first few months since our initial public offering, we have achieved some very significant milestones,” said Ron Ellis, Endocyte’s president and CEO. “Our recent interactions with the European Medicines Agency, including the Scientific Advice Working Party, were productive and led to our decision to seek conditional marketing authorization for both EC145 and EC20 in the EU, which could potentially accelerate our commercial timeline. As anticipated, we also began enrolling patients in our Phase 3 PROCEED trial for EC145 in women with platinum-resistant ovarian cancer. Our plan is to file for approval in the U.S. based on the PROCEED results.”

First Quarter 2011 Financial Results

Endocyte reported a net loss for the first quarter of 2011 of $7.2 million, or $0.43 per basic and diluted share, compared to $5.6 million, or $6.16 per basic and diluted share, in the same period in 2010. Weighted average common shares outstanding increased from 911,066 in the first quarter of 2010 to 16,907,823 in the first quarter of 2011 as a result of the conversion of preferred stock and the completion of the initial public offering in February 2011. Common shares outstanding at the end of the first quarter of 2011 were approximately 29.7 million.

Research and development expenses for the first quarter of 2011 were $4.4 million, compared to $3.9 million for the same period in 2010. The increase was driven by clinical and manufacturing costs relating to the start up of the Phase 3 EC145 trial.

General and administrative expenses for the first quarter of 2011 were $2.1 million, compared to $1.5 million for the same period in 2010. The increase in expenses was the result of an increase in professional fees associated with being a public company and an increase in compensation expenses.

Higher interest expense drove other expenses higher in the first quarter of 2011 compared to the same period in 2010. Interest expense increased from $0.2 million in the first quarter of 2010 to $0.7 million in the first quarter of 2011 as a result of higher average debt and subordinated notes outstanding for a portion of the first quarter in 2011. The average debt balances were $8.3 and $15.0 million for the quarters ending March 31, 2010, and 2011, respectively.

Cash, cash equivalents and short-term investments increased from $16.9 million at December, 31, 2010, to $94.4 million at March 31, 2011. The increase was primarily the result of the receipt of net proceeds of $78.2 million from Endocyte’s initial public offering, offset by operating cash used in the first quarter.

Financial Guidance
As a result of the plan to seek conditional marketing authorization from the EMA, the company expects to incur additional expenses during 2011. The company is maintaining its prior guidance of at least a balance of $60 million in cash and cash equivalents at the end of 2011.

Endocyte’s Recent and First Quarter Corporate Highlights

•	Initiation of Enrollment for Phase 3 PROCEED trial for EC145: Endocyte announced today that it began enrolling patients for its Phase 3 PROCEED trial for the use of EC145 to treat women with platinum-resistant ovarian cancer. PROCEED is a double-blinded trial designed to measure progression-free survival based on radiological progression and will be powered for an overall survival analysis with planned enrollment of more than 500 patients. Patients in the PROCEED trial will be imaged with the companion imaging diagnostic, EC20, prior to treatment in order to identify patients whose cancer over-expresses the folate receptor, the target of EC145. Patients who are EC20 negative will be excluded from the primary endpoint of the trial. If the trial is successful, the company plans to submit the results of the PROCEED trial, supported by results of its randomized Phase 2 PRECEDENT trial, to the FDA for approval of EC145 and EC20.

•	Intent to Seek Conditional Marketing Authorization in the EU for EC145 and EC20: As previously announced, the company plans to submit two marketing authorization applications to the European Medicines Agency (EMA) for EC145 and its companion imaging diagnostic EC20 as a result of positive discussions with the EMA and Scientific Advice Working Party and written advice from the Committee for Medicinal Products for Human Use. The filings will be based on the results of the randomized Phase 2 PRECEDENT trial and supported by a Phase 2 single agent EC145 clinical trial.

•	Completion of Initial Public Offering: Endocyte completed its initial public offering of common stock on February 9, 2011, raising $78.2 million in net proceeds through the sale of 14.4 million shares. The company intends to use the proceeds from the offering to fund its Phase 3 clinical trial for EC145 and EC20 in platinum-resistant ovarian cancer and to apply for conditional marketing authorization from the EMA.

Conference Call Reminder

The Endocyte management team will host a conference call at 4:30pm (EDT) today.
U.S. and Canadian participants International	(877) 845-0711 (760) 298-5081

A live, listen only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com. The webcast will be recorded and available on the Company’s website for one week following the call.

About Endocyte
Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, commercial launch of its products, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2011 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trial (whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months
	Ended March 31,
	2010	2011
Revenue:
License fees	$—	$—

Total Revenue	—	—
Costs and expenses:
Research and development	3,899	4,439
General and administrative	1,476	2,074

Total costs and expenses	5,375	6,513

Loss from operations	(5,375)	(6,513)
Interest income	3	19
Interest expense	(249)	(698)
Other income, net	12	3

Net loss	$(5,609)	$(7,189)

Net loss per share – basic and diluted	$(6.16)	$(0.43)

Weighted average number of common shares used in net loss per share – basic and diluted	911,066	16,907,823

Endocyte, Inc.
Balance Sheets
(in thousands)

	As of	As of
	December 31,	March 31,
	2010	2011
		(unaudited)
Assets
Cash, cash equivalents and short-term investments	$16,873	$94,447
Other assets	4,341	2,704

Total assets	$21,214	$97,151

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities	$7,673	$9,498
Other liability	638	638
Long-term debt, net of current portion	10,486	9,381
Subordinated notes	9,529	—
Convertible preferred stock, no par value	89,799	—
Total stockholders’ deficit	(96,911)	77,634

Total liabilities, convertible preferred stock and stockholders’ deficit	$21,214	$97,151